EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Thomas J. Flournoy tflournoy@summitbk.com
770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES SECOND QUARTER EARNINGS

July 26, 2006 – (Atlanta, GA) – Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces second quarter 2006 earnings of $1.68 million, or $0.24 diluted earnings per share, up 24.4% over the $1.35 million, or $0.24 diluted earnings per share, for the second quarter last year. Net income for the second quarter, 2006 represented a return on average shareholders’ equity of 11.88% compared to 15.58% for the second quarter of last year. For the six months ended June 30, 2006, earnings were $3.09 million, or $0.48 diluted earnings per share, an increase of 16.3% over the $2.66 million, or $0.47 diluted earnings per share, for the same period last year. The return on average shareholders’ equity for the first six months of 2006 was 13.18% compared to 15.32% for the same period last year. The increase in earnings for both the quarter and year to date was attained largely due to increased net interest income resulting from improvement in net interest margin and the accretive effects of the acquisition of Concord Bank, N.A. The decline in return on shareholders’ equity from last year is attributable to the $20.3 million of additional capital raised from Summit’s common stock offering earlier this year.

Summit Bank completed the purchase of Concord Bank, N.A. (Concord) in Houston, Texas on April 1, 2006. Concord had approximately $120 million in assets, $96 million in loans and $108 million in deposits at the closing date. A total of $9.3 million of Goodwill and other intangible assets were booked in conjunction with the Concord acquisition, including approximately $55,000 of capitalized acquisition costs. Consequently, Summit’s total assets increased to $656.7 million at June 30, 2006 from $553.7 million at March 31, 2006 and $528.1 million at June 30, 2005.

Total loans increased from $337.7 million at June 30, 2005 to $363.4 million at March 31, 2006 to $449.4 million at June 30, 2006. Non-performing assets at June 30, 2006 were $5.1 million, or 1.12% of loans, an increase over the balance at year end 2005 of $1.2 million, or 0.32% of loans. The addition of two related non-accrual loans totaling $4.3 million accounts for the increase. These two loans are primarily secured by two commercial real estate properties and inventories. The remainder of the non-performing assets at June 30, 2006 were fully guaranteed by the SBA. The Concord loan portfolio contained no non-performing assets at April 1, 2006 or June 30, 2006. The allowance for loan losses totaled $6.0 million, or 1.33% of loans, at June 30, 2006 compared to $4.8 million, or 1.33% of loans, at March 31, 2006 and $4.5 million, or 1.33% of loans, one year ago.

Deposits increased from $407.2 million at June 30, 2005 to $460.9 at March 31, 2006 to $569.9 million at June 30, 2006. Borrowed funds have declined from $75.0 million at June 30, 2005 to $25.9 million at March 31, 2006 and $15.5 million at June 30, 2006 as part of the deleveraging strategy the Company has deployed.

Shareholders’ equity has increased from $35.5 million at June 30, 2005 to $54.9 million at March 31, 2006 and to $57.7 million at June 30, 2006 due to earnings and the March, 2006 common stock offering. The net proceeds were used on April 1, 2006 to fund the $23.7 million Concord acquisition.

The rising interest rate environment over the past year resulted in net interest income increasing from $5.14 million for the second quarter of 2005 to $6.70 million for the same period this year. Net interest margin improved to 4.49% for the second quarter of 2006 from 4.25% for the same quarter last year. Summit’s net interest margin for the second quarter was consistent with the 4.50% recorded for the first quarter of this year. For the six months ended June 30, 2006, the net interest margin was 4.49%, up significantly over the 4.16% last year.

Total noninterest income was $799,000 for the second quarter of 2006, down from $985,000 for the second quarter last year primarily due to losses on the Bank’s low income housing tax credit investment and interest rate floor that did not significantly impact the first quarter of 2005. The former is offset by federal income tax credit benefits and the latter has only a remaining $30,000 book value should the instrument remain ineffective going forward. Noninterest income for the six months ended June 30, 2006 was $1.60 million, down from the $1.92 million last year for the same reasons as above.

Noninterest expenses increased from $4.14 million in the second quarter of 2005 to $4.73 million for the second quarter of 2006. The increase was primarily due to increased salaries and benefits, equipment and other expenses associated with the operations of Concord acquired in April, 2006 and a northeast Atlanta branch opened in April, 2005, as well as increases in expenses associated with regulatory and risk compliance. These increases were partially offset by a decline in fraud loss expense from last year. Noninterest expense for the six months ended June 30, 2006 were $8.82 million, up from $8.01 million last year for the same reasons as noted above.

Chief Executive Officer, Pin Pin Chau, said, “We are pleased with the results of the second quarter, our first quarter of operations with Concord on board. Our expectations of the successful integration and financial contribution of Concord to our operations have been confirmed thus far. We look forward to Concord’s continued success in the vibrant Houston market. We are also pleased with our deposit growth and net interest margin. Like many other banks, we will work diligently to achieve our desired loan growth over the remainder of the year.”

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Concord Bank now operates as a division of Summit Bank in one location in Houston, Texas. Summit also operates a loan production office in San Diego, California and a representative office in Shanghai, China.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words “believes,” “anticipates,” “intends,” “expects,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit’s markets, (vi) greater loan losses than historic levels, a (vii) difficulties in integrating the operations of Concord Bank, N.A. with those of Summit, and (viii) difficulties in expanding into a new geographic market. Additional information and other factors that could affect future financial results are included in Summit’s Annual Report on Form 10-K and its filings with the Securities and Exchange Commission.

Selected Financial Information

6/30/2006

(In thousands, except per share data)

	June 30,
	2006	2005	% Change
Summary Balance Sheet:
Cash and Short Term Investments	$29,470	$24,823	18.7%
Investments	132,446	141,308	-6.3%

Commercial Loans	387,752	282,868	37.1%
SBA Loans	59,156	54,118	9.3%
Other Loans	2,506	728	244.4%
Total Loans	449,414	337,714	33.1%
Allowance for Loan Loss	(5,962)	(4,495)	32.6%
Net Loans	443,452	333,219
Other Assets	51,334	28,703	78.8%
Total Assets	$656,702	$528,053	24.4%

Demand Deposits - Noninterest-Bearing	$109,081	$102,466	6.5%
NOW & MMA	98,727	83,080	18.8%
Savings & CDs	362,041	221,648	63.3%
Total Deposits	569,849	407,194	39.9%
Borrowed Funds	15,450	75,026	-79.4%
Other Liabilities	13,678	10,361	32.0%
Shareholders’ Equity	57,725	35,472	62.7%
Total Liabilities & Shareholders’ Equity	$656,702	$528,053	24.4%

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
Summary Income Statement:
Interest Income	$11,205	$7,575	47.9%	$19,965	$14,911	33.9%
Interest Expense	4,504	2,440	84.6%	7,772	4,740	63.9%
Net Interest Income	6,701	5,135	30.5%	12,193	10,171	19.9%
Provision for Loan Losses	350	200	75.0%	650	464	40.1%
Net Interest Income after Provision for Loan Loss	6,351	4,935	28.7%	11,543	9,707	18.9%
Service Charges on Deposits	319	351	-9.1%	644	694	-7.3%
International Fee Income	364	409	-10.9%	720	741	-2.8%
BOLI	121	107	13.6%	242	228	6.0%
Other noninterest income/(loss)	(5)	118	-104.2%	(11)	255	-104.5%
Total Noninterest Income	799	985	-18.8%	1,595	1,918	-16.8%
Salaries & Benefits	2,429	1,902	27.7%	4,669	3,902	19.7%
Occupancy	445	330	34.8%	801	628	27.4%
Premises & Equipment	409	430	-5.0%	857	827	3.5%
Other noninterest expense	1,449	1,477	-1.9%	2,491	2,655	-6.2%
Total Noninterest Expense	4,732	4,139	14.3%	8,818	8,012	10.0%
Income before Tax	2,418	1,781	35.8%	4,320	3,613	19.6%
Income Tax Expense	738	430	71.6%	1,231	956	28.8%
Net Income	$1,680	$1,351	24.4%	$3,089	$2,657	16.3%

Average Balances:
Average Assets	$657,230	$525,391	25.1%	$594,180	$528,397	12.4%
Average Earning Assets	597,362	483,280	23.6%	542,794	488,720	11.1%
Average Total Loans	454,297	335,348	35.5%	408,147	337,806	20.8%
Average Deposits	568,146	418,693	35.7%	508,060	427,909	18.7%
Average Total Funds	591,509	482,789	22.5%	537,511	487,424	10.3%
Average Shareholders’ Equity	56,573	34,695	63.1%	46,884	34,692	35.1%

Per Share Data:
Basic Earnings per Share	$0.24	$0.24	0.0%	$0.48	$0.47	2.1%
Diluted Earnings per Share	$0.24	$0.24	0.0%	$0.48	$0.47	2.1%
Dividend Per Share	$0.10	$0.10	0.0%	$0.20	$0.20	0.0%
Weighted - Average Shares Outstanding - Basic	7,082,653	5,694,604		6,399,369	5,693,833
Weighted - Average Shares Outstanding - Diluted	7,084,179	5,694,604		6,401,333	5,693,990
Common Shares Outstanding	7,132,104	5,694,604		7,132,104	5,694,604

Key Ratios:
Return on Average Assets	1.02%	1.03%		1.04%	1.01%
Return on Average Shareholders’ Equity	11.88%	15.58%		13.18%	15.32%
Yield on Earning Assets	7.50%	6.29%		7.38%	6.11%
Cost of Funds	3.05%	2.02%		2.89%	1.95%
Net Interest Margin	4.49%	4.25%		4.49%	4.16%
Noninterest Income as % of Average Assets	0.49%	0.75%		0.54%	0.73%
Noninterest Expense as % of Average Assets	2.88%	3.15%		2.97%	3.03%
Efficiency Ratio	63.08%	67.64%		63.95%	66.30%

ALLL as % of Total Loans	1.33%	1.33%		1.33%	1.33%
Nonperforming Assets as % of Total Loans and ORE	1.12%	0.29%		1.12%	0.29%
Net Chargeoffs(Recoveries) as % of Average Loans	0.33%	0.09%		0.17%	0.31%